September 29, 2026

Surf Air Mobility Inc.

12111 S. Crenshaw Blvd.

Hawthorne, California 90250

Re: Surf Air Mobility Inc.

Registration Statement on Form S-3 (File No. 333-291485)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-291485 (the “Registration Statement”) of Surf Air Mobility Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated September 29, 2026 (the “Prospectus Supplement”) to the prospectus dated November 19, 2025, relating to the registration and issuance by the Company of 4,644,922 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), par value $0.0001 per share, as consideration for license fees and related professional services rendered by Palantir Technologies Inc. (“Palantir”) pursuant to the Company’s existing software license agreement with Palantir (the “License Agreement”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued pursuant to the License Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

B. We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (“DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions herein. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP